UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 10, 2020
NantHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9920 Jefferson Boulevard
Culver City, California 90232
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (310) 883-1300

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 17 CFR §(§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 17 CFR §(§240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Increase in Number of Directors; Appointment of Director
Effective March 11, 2020, the board of directors (the “Board”) of NantHealth, Inc. (the “Company”), pursuant to the Company’s Bylaws, increased the number of directors from five to six and appointed Deanna Wise to the Board with a term expiring at the Company’s 2020 annual meeting of stockholders.
Ms. Wise, age 51, joined Banner Health, a non-profit health system based in Phoenix, Arizona, in 2019 and is currently its Senior Vice President and Chief Information Officer. Between May 2011 and December 2018, Ms. Wise served as Executive Vice President and Chief Information Officer at Dignity Health, a California-based not-for-profit public benefit corporation. Before joining Dignity Health, between October 2006 and March 2011, Ms. Wise served as the Senior Vice President and Chief Information Officer for Vanguard Health Systems (NYSE: VHS). Prior to this role, between August 2004 and October 2006, Ms. Wise was the Chief Information Officer for Vanguard’s Abrazo Health Care Phoenix market. Prior to joining Abrazo Health Care, between November 2002 and August 2004, Ms. Wise served as the Chief Information Officer for the Maricopa County Health District. Ms. Wise earned a computer science degree and is a Project Management Professional (PMP) certified member of the Professional Management Institute (PMI). Ms. Wise was also inducted into the 2018 CIO Hall of Fame. We believe that Ms. Wise is qualified to serve as a member of our board of directors because of her extensive experience and knowledge in the hospital and health care industry and her extensive experience in implementing, managing and operating complex information technology systems and information security programs.
In accordance with the Company’s outside director compensation policy (the “Outside Director Compensation Policy”), Ms. Wise was granted a restricted stock unit award (the “RSU”) on March 11, 2020 with a value of $325,000, vesting annually over a three year period, in each case subject to Ms. Wise’s continued service to the Company. The RSU award is subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan and the related RSU agreement. Beginning at the Company’s annual meeting of stockholders in 2021, Ms. Wise will also be eligible for equity award grants on the same terms as other non-employee members of the Board, including an annual grant of an option to purchase shares of the Company’s common stock for continuing directors with a value of $100,000, vesting on the earlier of (i) the one year anniversary of the grant or (ii) the day prior to the date of the Company’s annual meeting of stockholders following the date of grant, provided that such non-employee director continues to serve as a service provider through the applicable vesting date.
Furthermore, Ms. Wise is entitled to receive cash compensation in accordance with the terms and conditions of the Company’s Outside Director Compensation Policy. Under the Outside Director Compensation Policy, each non-employee director receives cash compensation of $50,000 annually for service as a Board member; $10,000 per year additionally for service as an audit committee member; $7,500 per year additionally for service as a member of the compensation committee; $15,000 per year as a member of the special committee; $10,000 per year additionally for service as chairperson of the audit committee; $7,500 per year additionally for service as chairperson of the compensation committee; and $15,000 per year additionally for service as chairperson of the special committee. We will also reimburse Ms. Wise for all reasonable expenses in connection with her services to us.
Ms. Wise executed the Company’s standard form of indemnification agreement.
There is no arrangement or understanding between Ms. Wise and any other persons pursuant to which Ms. Wise was selected as a director. In addition, Ms. Wise is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.
A copy of the press release issued by the Company on March 12, 2020 regarding the above is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

2020 Goals and Objectives; Changes in Executive Compensation
On March 10, 2020, the compensation committee of the Board reviewed and approved metrics with regard to the chief financial officer and chief operating officer’s target annual bonus relating to the Company’s goals for 2020 such as: revenue, earnings, cash flow, development/quality of products and human resources matters. On March 10, 2020, the compensation committee of the Board adopted and approved (i) an increase to the base salary of Bob Petrou, the Company’s chief financial officer, to $348,400 per year, effective March 16, 2020, with a potential cash bonus of up to 50% of his base salary for the year ending December 31, 2020 and (ii) an increase to the base salary of Ronald A. Louks, the Company’s chief operating officer, to $475,200 per year, effective March 16, 2020, with a potential cash bonus of up to 75% of his base salary for the year ending December 31, 2020.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 12, 2020, announcing Deanna Wise’s appointment to NantHealth’s Board of Directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

Date:	March 13, 2020	By:	/s/ Bob Petrou
Bob Petrou
Chief Financial Officer